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                                                                     EXHIBIT 99m

                           HARTFORD SERIES FUND, INC.

                              AMENDED AND RESTATED

                                DISTRIBUTION PLAN

                                 CLASS IB SHARES

                                OCTOBER 26, 2003


                               ARTICLE I. THE PLAN

     This Distribution Plan (the "Plan") sets forth the terms and conditions on which Hartford Series Fund, Inc. (the "Company") on behalf of the Funds listed on Attachment A (each a "Fund") will, after the effective date hereof, pay certain amounts to Hartford Securities Distribution Company, Inc. (the "Distributor") in connection with the provision by the Distributor, of certain services to the Fund and its Class IB shareholders, as set forth herein. Certain of such payments by the Fund may, under Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by the Fund of its Class IB shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

                  ARTICLE II. DISTRIBUTION AND SERVICE EXPENSES

     The Fund shall pay to the Distributor a fee in the amount specified in
Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class IB shares of the Fund, including, but not limited to:

     (a) compensation to and expenses, including overhead and telephone expenses, of employees of Distributor engaged in the distribution of the Class IB shares;

     (b) printing and mailing of prospectuses, statements of additional information, and reports for prospective purchasers including purchasers of variable annuity or variable life insurance contracts ("Variable Contracts") investing indirectly in Class IB shares;

     (c) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Class IB shares or Variable Contracts investing indirectly in Class IB shares;

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     (d)  expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to the Fund;

     (e) expenses of holding seminars and sales meetings designed to promote the distribution of the Class IB shares;

     (f) expenses of obtaining information and providing explanations to shareholders and Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund, including performance;

     (g)  expenses of training sales personnel regarding the Fund;

     (h) expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Fund; and

     (i) expenses of personal services and/or maintenance of Variable Contract accounts or shareholders accounts with respect to Class IB shares attributable to such accounts.

                        ARTICLE III. MAXIMUM EXPENDITURES

     The expenditures to be made by the Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Fund, and in no event shall such expenditures exceed 0.25% of the average daily net asset value of the Class IB shares of the Fund (determined in accordance with the Fund's prospectus as from time to time in effect) on an annual basis to cover distribution expenses. All such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine.

                     ARTICLE IV. EXPENSES BORNE BY THE FUND

     Notwithstanding any other provision of this Plan, the Fund may bear the respective expenses under any administrative services agreement, as from time to time in effect under the Fund's current prospectus. Except as otherwise contemplated by this Plan, the Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Fund.

     To the extent that any investment management and administration fees paid by the Fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund's shares, the payment by that Fund of such fees hereby is authorized under this Plan.

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             ARTICLE V. APPROVAL BY BOARD OF DIRECTORS, SHAREHOLDERS

     This Plan shall not take effect until: (a) it has been approved by the vote of the majority of the outstanding voting Class IB shares; and (b) it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Directors of the Fund and (ii) those directors who are not "interested persons" of the Fund and have no direct of indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors").

                             ARTICLE VI. CONTINUANCE

     This Plan and any related agreement shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for in
Article V.

                            ARTICLE VII. INFORMATION

     The Distributor shall provide the Board of Directors and the Board of Directors, and, in particular, the Independent Directors, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class IB shares of the Fund by the Distributor under this Plan and the Principal Underwriting Agreement and the purposes for which such expenditures were made.

                            ARTICLE VIII. TERMINATION

     This Plan may be terminated (a) at any time by vote of a majority of the Independent Directors, or a majority of the Fund's outstanding voting Class IB shares, or (b) by the Distributor on 60 days' notice in writing to the Fund. If this Plan is terminated by one Fund it shall remain in full force and effect for any Fund that has not terminated the Plan.

                             ARTICLE IX. AGREEMENTS

     Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

     (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the Fund's then outstanding voting Class IB shares.

     (b) That such agreement shall terminate automatically in the event of its assignment.

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                              ARTICLE X. AMENDMENTS

     This Plan may not be amended to increase materially the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting Class IB shares of the Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved by the Board of Directors in the same manner as is provided for in Article V.

                      ARTICLE XI. PRESERVATION OF DOCUMENTS

     The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

                       ARTICLE XII. SELECTION OF DIRECTORS

     While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Fund shall be committed to the discretion of the Board of Directors who are not interested persons of the Fund.

                           ARTICLE XIII. DEFINED TERMS

     As used in this Plan, the terms "majority of the outstanding voting Class IB shares" shall have the same meaning as the phrase "Majority of the outstanding voting securities" has in the Act, and the phrase "interested person" and "assignment" shall have the same meaning as that phrase has in the Act.

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                                  ATTACHMENT A


         Hartford Advisers HLS Fund
         Hartford Bond HLS Fund
         Hartford Capital Appreciation HLS Fund
         Hartford Dividend and Growth HLS Fund
         Hartford Equity Income HLS Fund
         Hartford Focus HLS Fund
         Hartford Global Advisers HLS Fund
         Hartford Global Communications HLS Fund
         Hartford Global Financial Services HLS Fund
         Hartford Global Health HLS Fund
         Hartford Global Leaders HLS Fund
         Hartford Global Technology HLS Fund
         Hartford Growth and Income HLS Fund (to be renamed Hartford Disciplined
           Equity HLS Fund, effective November 3,2003)
         Hartford Growth HLS Fund
         Hartford High Yield HLS Fund
         Hartford Index HLS Fund
         Hartford International Capital Appreciation HLS Fund
         Hartford International Opportunities HLS Fund
         Hartford International Small Company HLS Fund
         Hartford MidCap HLS Fund
         Hartford MidCap Value HLS Fund
         Hartford Money Market HLS Fund
         Hartford Mortgage Securities HLS Fund
         Hartford Small Company HLS Fund
         Hartford Stock HLS Fund
         Hartford Value HLS Fund


Dated: October 26, 2003